SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 4, 2013 (February 26, 2013)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

201 W. North River Drive

Suite 100

Spokane, Washington 99201

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2013, the Compensation Committee of our board of directors approved the Executive Officers’ Variable Pay Plan Effective January 1, 2013 (the “VPP”). The VPP provides for potential bonuses for our President and Chief Executive Officer and our Executive Vice Presidents (other than the Executive Vice President, Brand Development). The target bonus for our President and Chief Executive Officer is 60% of his 2013 base salary. The target bonus for each of the other executives is 40% of his or her 2013 base salary.

Bonuses under the VPP will be based on our 2013 earnings before interest, taxes, depreciation and amortization (“EBITDA”). At cliff EBITDA, each executive will be entitled to receive 5% of his or her target bonus. If EBITDA exceeds the cliff level, one-third of the excess will be set aside in a pool allocable (subject to plan maximums and the discretion given to the Compensation Committee as described below) among the executives under the VPP and our other senior employees who participate in separate incentive plans. The maximum bonus payable under the VPP to each executive is two times his or her target bonus and is subject to increase or decrease in the discretion of the Compensation Committee as described below.

An executive must be employed by us at the time of payment in order to receive a bonus. All payments under the VPP are subject to previous approval by the Compensation Committee. The Compensation Committee in its discretion may, based on an executive’s performance, choose to adjust the executive’s bonus within a range of 0% to 150% of the bonus otherwise payable under the VPP. Bonuses may be paid in cash or in shares of our common stock.

The foregoing is a summary of the VPP. A copy of the VPP is being filed as Exhibit 10.1 to this report. In the event of any difference between the foregoing summary and the provisions of the VPP, the provisions of the VPP will govern.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit

10.1	Executive Officers’ Variable Pay Plan Effective January 1 , 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Dated: March 4, 2013	By:	/s/ Thomas L. McKeirnan
Thomas L. McKeirnan
Executive Vice President, General Counsel and Secretary

3